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                            HOUGHTON MIFFLIN COMPANY
                                   EXHIBIT 21
                              LIST OF SUBSIDIARIES

         Houghton Mifflin directly or indirectly owns all of its subsidiaries, including those significant subsidiaries on the list below. The consolidated financial statements include all of Houghton Mifflin's subsidiaries.

         1.   McDougal Littell Inc., a Delaware corporation.
         2.   The Riverside Publishing Company, a Delaware corporation.
         3.   Great Source Educational Group, Inc., a Delaware corporation.
         4.   Houghton Mifflin Interactive Corporation, a Delaware corporation.
         5.   Computer Adaptive Technologies, Inc.,  a Delaware corporation.












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